Exhibits 5.1 and 23.3

Clarivate Plc 4th Floor, St Paul's Gate 22-24 New Street St Helier Jersey JE1 4TR	D: +44 1534 514071
E: richard.daggett@ogier.com

Ref: RJD/APS/178835.00002

3 June 2020

Dear Sirs

Clarivate Plc (the Company) - Registration pursuant to Rule 462(b) under the US Securities Act of 1933, as amended (the Securities Act)

1	Background

1.1	In connection with the Registration Statement on Form S-1 (Registration No. 333-) (as amended, the 462(b) Registration Statement) filed by the Company today with the Securities and Exchange Commission pursuant to the Securities Act), you have asked us to furnish our opinion as to the legality of the additional securities being registered under the 462(b) Registration Statement.

1.2	The 462(b) Registration Statement relates to the registration by the Company under the Securities Act of a public offering by the selling shareholders identified therein of additional ordinary shares of no par value in the Company, (the Shares).

1.3	In this opinion, "non-assessable" means, in relation to a Share, that the consideration for which the Company agreed to issue that Share (as applicable) has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined and relied upon such documents as we deem appropriate, including the following documents:

(a)	the 462(b) Registration Statement;

(b)	a letter referred to as the sponsor agreement dated 14 January 2019 between, amongst others, Churchill Sponsor LLC, Churchill Capital Corp, Camelot Holdings (Jersey) Limited and the Company (the Sponsor Agreement);

(c)	an amendment to the Sponsor Agreement dated 1 June 2020 between the Company and Camelot Holdings (Jersey) Limited (the Amendment Agreement);

(d)	the Company’s memorandum and articles of association in force as at the date hereof (the M&A);

(e)	a true copy of minutes of two board meetings of the directors of the Company held on 9 January 2019 and written resolutions of the board of directors of the Company dated 26 February 2019 and 13 May 2019;

(f)	the Company’s certificate of incorporation and certificate of incorporation on change of name;

(g)	a consent to issue shares dated 7 January 2019 issued to the Company by the Jersey Financial Services Commission (the Commission) under the Control of Borrowing (Jersey) Order 1958, as amended (the COBO Consent);

(h)	a certificate signed by a director of the Company dated on or around the date of this opinion; and

(i)	a true copy of the branch register of members maintained by Continental Stock Transfer & Trust Company.

2.2	For the purposes of this opinion, we have, with the Company's consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

3	Assumptions

For the purposes of this opinion, we have assumed:

(a)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

(b)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)	the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this Opinion and that (where relevant) such certificates would be accurate if they have been given as of the date hereof;

(d)	that the Company has received in full the consideration for which the Company agreed to issue the Shares;

(e)	that words and phrases used in the 462(b) Registration Statement have the same meaning and effect as they would if the 462(b) Registration Statement were governed by Jersey law;

(f)	that no other event occurs after the date hereof which would affect the opinions herein stated;

(g)	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder; and

(h)	that there has been no amendment to the COBO Consent.

4	Opinions

As a matter of Jersey law, and on the basis of and subject to the foregoing and the qualifications below, we are of the following opinions:

(a)	the Shares have been duly authorised and, other than the Merger Shares (as defined in the Sponsor Agreement (as amended by the Amendment Agreement)), are validly issued, fully paid and non-assessable; and

(b)	the Merger Shares, when issued as contemplated in the Sponsor Agreement (as amended by the Amendment Agreement), will be validly issued, fully paid and non-assessable.

5	Qualifications

This Opinion is subject to the following qualification:

(a)	the obligations of the Company under, or in respect of, the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

6	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2	This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you (to any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of the Opinion that might affect the opinions expressed herein.

6.4	We consent to the filing of a copy of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to reference to us being made in the 462(b) Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Ogier (Jersey) LLP

Ogier (Jersey) LLP